UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 21, 2009

GS FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

Louisiana	001-22269	72-1341014
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

3798 Veterans Boulevard, Metairie, Louisiana		70002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(504) 457-6220

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry Into a Material Definitive Agreement

On September 21, 2009, GS Financial Corp. (the "Company") and its wholly owned subsidiary, Guaranty Savings Bank (the "Bank"), entered into a Shareholder Agreement with Philip J. Timyan and Riggs Qualified Partners, LLC and a Shareholder Agreement with Martin S. Friedman and FJ Capital Long/Short Equity Fund LLC (collectively, the "Shareholders").  The Shareholder Agreements supersede the prior agreement with the Shareholders dated April 3, 2009, and attached as Exhibit 10.1 to the Company's Current Report on Form 8-K, previously filed with the Securities and Exchange Commission on April 6, 2009 (SEC File No. 000-22269).

Under the Shareholder Agreements, the Shareholders have agreed not to (i) directly or indirectly, initiate, propose or submit any shareholder proposal to the Company, unless such action is supported by a majority of the Company's Board of Directors, (ii) seek to elect any person to the Company's Board of Directors (the "Board") other than Mr. Friedman, or remove any director, unless such action is supported by a majority of the Board, (iii) join with or assist anyone, directly or indirectly, in opposing any proposal or director nomination submitted by the Board to shareholders or join with or assist anyone, directly or indirectly, with respect to any proposal submitted to a vote of the Company's shareholders that is opposed by the Board or (iv) vote for any nominee to the Board other than those nominated or supported by the Board or consent to become a nominee for election to the Board, unless nominated or supported by the Board.  The Shareholders also have agreed to vote in favor of (i) nominees to the Board recommended by the Board and (ii) proposals submitted to shareholders and recommended by the Board, other than any matter providing for any new or additional stock benefit plans.

The Shareholders also have agreed that they will not solicit proxies or written consents or otherwise directly or indirectly participate in any proxy solicitation in opposition to any recommendation or proposal by the Board.  The Shareholder Agreements also provide that the Shareholders will not (i) propose or seek to effect any merger, consolidation, recapitalization, reorganization, sale of substantially all the assets, tender or exchange offer or any other transaction that would result in a change in control of the Company (a "Company Transaction Proposal"), (ii) seek to exercise any control or influence over the management of the Company, the Board or the Board of Directors of the Bank, other than Mr. Friedman in his capacity as a director, (iii) other than a presentation to the Board, present any proposal that could reasonably be expected to result in a Company Transaction Proposal or (iv) otherwise seek to effect a change in control of the Company, or publicly indicate their willingness or desire to engage in, or have another person engage in, any transaction that could reasonably be expected to result in a Company Transaction Proposal or encourage or induce any person, other than the Board, to initiate any transaction that could reasonably be expected to result in a Company Transaction Proposal, other than, in each case, any action supported by a majority of the Board.

The Shareholder Agreements provide that the Company shall have a right of first refusal to repurchase shares of the Company's common stock (the "Common Stock") from the Shareholders in the event that the Shareholders intend to sell shares of Common Stock in an amount equal to or exceeding 1% or more of the Company's Common Stock, or the Shareholders intend to sell shares of the Company's Common Stock to anyone who is, or would be, a beneficial owner of more than 5% of the outstanding shares of Common Stock.

The Shareholder Agreements also provide that the Shareholders will not make any negative statements, in public or otherwise, with respect to the Company, the Bank or any of their directors or officers or participate in any litigation against the Company, the Bank or any of their respective directors or officers.  The Company has agreed to reimburse the Shareholders for up to $15,000, in the aggregate, of their legal fees and expenses.

    Under the terms of the Shareholder Agreement with Mr. Friedman and FJ Capital Long/Short Equity Fund LLC, the Company and the Bank may appoint Mr. Friedman to a class of directors of the Company for a term expiring in 2011; provided however, that prior to such appointment, Mr. Friedman must certify that he has satisfied all regulatory conditions or requirements imposed by the Office of Thrift Supervision.  Under the terms of the Shareholder Agreement with Mr. Timyan and Riggs Qualified Partners, LLC, the Company has agreed to have the Chairman or a suitable substitute meet on a monthly basis with a representative of Mr. Timyan and Riggs Qualified Partners, LLC to discuss the condition of the Company and the Bank.

   The Shareholder Agreements will expire on June 30, 2011, or the date on which the Company ceases to exist by reason of merger, sale of assets, liquidation, exchange of shares, or otherwise.

For additional information, reference is made to the Shareholder Agreements included as Exhibits 10.1 and 10.2 hereto, which are incorporated herein by reference.

Item 9.01            Financial Statements and Exhibits

(a)           Not applicable.
(b)           Not applicable.
(c)           Not applicable.
(d)           Exhibits.

The following exhibits are included with this Report.
Exhibit Number	Description
10.1	Shareholder Agreement, dated as of September 21, 2009, by and among GS Financial Corp., Guaranty Savings Bank, Philip J. Timyan and Riggs Qualified Partners, LLC
10.2	Shareholder Agreement, dated as of September 21, 2009, by and among GS Financial Corp., Guaranty Savings Bank, Martin S. Friedman and FJ Capital Long/Short Equity Fund LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GS FINANCIAL CORP.

Date: September 23, 2009	By:	/s/ Stephen E. Wessel
Stephen E. Wessel
President and Chief Executive Officer -4-

EXHIBIT INDEX

Exhibit Number	Description
10.1	Shareholder Agreement, dated as of September 21, 2009, by and among GS Financial Corp., Guaranty Savings Bank, Philip J. Timyan and Riggs Qualified Partners, LLC
10.2	Shareholder Agreement, dated as of September 21, 2009, by and among GS Financial Corp., Guaranty Savings Bank, Martin S. Friedman and FJ Capital Long/Short Equity Fund LLC